                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                              WATERS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

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    (4) Date Filed:

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
                                      LOGO

                                                                   April 1, 1999

Dear Stockholder:

    On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Waters Corporation ("Waters" or the "Company") on May 4, 1999 at 11:00 o'clock a.m., eastern standard time. The meeting will be held at Waters Corporation, 34 Maple Street, Milford, Massachusetts 01757.

    The matters scheduled to be considered at the meeting are (i) the election of directors of the Company, (ii) the ratification of auditors for the Company,
(iii) the amendment of the Company's Certificate of Incorporation to increase the number of shares of common stock which the Company is authorized to issue from 50,000,000 to 100,000,000 shares, and (iv) the approval of the material terms of the Company's Management Incentive Plan. These matters are more fully explained in the attached Proxy Statement which you are encouraged to read.

    The Board of Directors values and encourages stockholder participation. It is important that your shares be represented, whether or not you plan to attend the meeting. Please take a moment to sign, date and return your Proxy in the envelope provided even if you plan to attend the meeting.

    We hope you will be able to attend the meeting.

                                          Sincerely,

                                          /s/ DOUGLAS A. BERTHIAUME
          ----------------------------------------------------------------------
                                          Douglas A. Berthiaume

                                          CHAIRMAN, PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

                                      LOGO

                               WATERS CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    Notice is hereby given that the Annual Meeting of Stockholders of Waters Corporation ("Waters" or the "Company") will be held at Waters Corporation, 34 Maple Street, Milford, Massachusetts 01757 on May 4, 1999 at 11:00 o'clock a.m., eastern standard time, for the following purposes:

        1. To elect directors to serve for the ensuing year and until their successors are elected;

        2. To ratify the selection of the firm of PricewaterhouseCoopers LLP, the present auditors, as auditors for the fiscal year of 1999;

        3. To approve an amendment to the Company's Certificate of Incorporation to increase the number of shares of common stock, $.01 par value per share, which the Company is authorized to issue from 50,000,000 to 100,000,000 shares;

        4. To approve the material terms of the Company's Management Incentive Plan and

        5. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

    In accordance with the provisions of the Company's bylaws, the Board of Directors has fixed the close of business on March 25, 1999 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting.

                                          By order of the Board of Directors
                                          /s/ DOUGLAS A. BERTHIAUME
                                          --------------------------------------
                                          Douglas A. Berthiaume
                                          CHAIRMAN, PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

Milford, Massachusetts
April 1, 1999

                               WATERS CORPORATION
                                34 MAPLE STREET
                          MILFORD, MASSACHUSETTS 01757
                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                        MAY 4, 1999, 11:00 O'CLOCK A.M.

    The Proxy is solicited by the Board of Directors of Waters Corporation ("Waters" or the "Company") for use at the 1999 Annual Meeting of Stockholders to be held on May 4, 1999 at 11:00 o'clock a.m. at the Company's headquarters located at 34 Maple Street, Milford, Massachusetts, 01757. Solicitation of the Proxy may be made through officers and regular employees of the Company by telephone or by oral communications with some stockholders following the original solicitation period. No additional compensation will be paid to such officers and regular employees for Proxy solicitation. Corporate Investor Communications, Inc. has been hired by the Company to do a broker solicitation for a fee of $4,000 plus reasonable out-of-pocket expenses. Expenses incurred in the solicitation of Proxies will be borne by the Company.

                                 VOTING MATTERS

    The representation in person or by proxy of a majority of the outstanding shares of common stock of the Company, par value $.01 per share (the "Common Stock"), entitled to a vote at the meeting is necessary to provide a quorum for the transaction of business at the meeting. Shares can only be voted if the stockholder is present in person or is represented by a properly signed proxy (a "Proxy"). Each stockholder's vote is very important. Whether or not you plan to attend the meeting in person, please sign and promptly return the enclosed Proxy card, which requires no postage if mailed in the United States. All signed and returned Proxies will be counted towards establishing a quorum for the meeting, regardless of how the shares are voted.

    Shares represented by Proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the Proxy card. If your Proxy card is signed and returned without specifying choices, your shares will be voted in favor of the proposals made by the Board of Directors, and as the individuals named as Proxy holders on the Proxy deem advisable on all other matters as may properly come before the meeting.

    Any stockholder giving the enclosed Proxy has the power to revoke such Proxy prior to its exercise either by voting by ballot at the meeting, by executing a later-dated Proxy or by delivering a signed written notice of the revocation to the office of the Secretary of the Company before the meeting begins. The Proxy will be voted at the meeting if the signer of the Proxy was a stockholder of record on March 25, 1999 (the "Record Date").

    On the Record Date, there were xxxxx shares of Common Stock outstanding and entitled to vote at the meeting. Each outstanding share of Common Stock is entitled to one vote. This Proxy Statement is first being sent to the stockholders on or about April 1, 1999. A list of the stockholders entitled to vote at the meeting will be available for inspection at the meeting for purposes relating to the meeting.

                            MATTERS TO BE ACTED UPON

1. ELECTION OF DIRECTORS

    The Board of Directors recommends that the stockholders vote FOR each nominee for director set forth below. Eight directors are to be elected at the meeting, each to hold office until his successor is elected and qualified or until his earlier resignation, death or removal. Each nominee listed below is currently a director of the Company. It is intended that the Proxies in the form enclosed with this Proxy Statement will be voted for the nominees set forth below unless stockholders specify to the contrary in their Proxies or specifically abstain from voting on this matter.

    The following information pertains to the nominees, their principal occupations for the preceding five-year period, certain directorships and their ages as of April 1, 1999:

    Douglas A. Berthiaume, 50, has served as Chairman of the Board of Directors of the Company since February 1996 and has served as President, Chief Executive Officer and a Director of the Company since August 1994. From 1990 to 1994, Mr. Berthiaume served as President of the Waters Chromatography Division of Millipore (the "Predecessor"). Mr. Berthiaume is a Director of Genzyme Corporation and the Chairman of the Analytical and Life Science Systems Association.

    Joshua Bekenstein, 40, has served as a Director of the Company since August 1994. He has been a Managing Director of Bain Capital, Inc. ("Bain") since January 1993 and a General Partner of Bain Venture Capital since its inception in 1987. Mr. Bekenstein is a Director of Stage Stores Inc., Totes Inc., Small Fry Snack Foods, Inc. and Bright Horizons Children's Center, Inc.

    Michael J. Berendt, Ph.D., 50, has served as a Director of the Company since March 1998. Since November 1996, Dr. Berendt has served as Senior Vice President, Pharmaceutical Research of Bayer Corporation, Pharmaceutical Division. From January 1996 to November 1996, Dr. Berendt served as Vice President, Institute for Bone & Joint Disorders and Cancer, Bayer Corporation, Pharmaceutical Division. From October 1993 to January 1996, Dr. Berendt served as Director, Institute for Bone & Joint Disorders and Cancer, Bayer Corporation, Pharmaceutical Division. Prior to joining Bayer, Dr. Berendt served as Group Director of Drug Discovery at Pfizer, Inc., and was responsible for immunology and infectious diseases research. Dr. Berendt is a member of the Board of Directors of Onyx Pharmaceuticals, Inc., Myriad Genetics, Inc., and Connecticut's Regional Growth Partnership.

    Philip Caldwell, 79, has served as a Director of the Company since August 1994. Mr. Caldwell spent 32 years at Ford Motor Company where he served as Chairman of the Board of Directors and Chief Executive Officer from 1980 to 1985 and as a Director from 1973 to 1990. He served as a Director and Senior Managing Director of Lehman Brothers Inc. and its predecessor, Shearson Lehman Brothers Holdings, Inc. from 1985 to February 1998. Mr. Caldwell is a Director of American Guarantee & Liability Insurance Company, Mettler-Toledo International Inc., The Mexico Fund, Russell Reynolds Associates, Inc. and Zurich Holding Company of America, Inc. Mr. Caldwell has also served as a Director of The Chase Manhattan Corporation, The Chase Manhattan Bank, N.A., Digital Equipment Corporation, Federated Department Stores, Inc., Kellogg Company, CasTech Aluminum Group, Inc., Specialty Coatings International, Inc., and Zurich Reinsurance Centre, Inc.

    Edward Conard, 42, has served as a Director of the Company since August 1994. Mr. Conard has been a Managing Director of Bain since March 1993. Mr. Conard was previously a Managing Director of Wasserstein Perella and Company, an investment banking firm that specializes in mergers and acquisitions, and a Vice President of Bain & Company heading up the firm's operations practice area. Mr. Conard is a Director of Medical Specialties Group, Inc.

    Laurie H. Glimcher, M.D., 47, has served as a Director of the Company since January 1998. Dr. Glimcher has been a Professor of Immunology and Medicine at the Harvard School of Public Health and Harvard Medical School since 1990. Dr. Glimcher is a Director of Bristol-Myers Squibb Company.

    William J. Miller, 52, has served as a Director of the Company since January 1998. Since April 1996, Mr. Miller has served as Chief Executive Officer and Chairman of the Board of Avid Corporation and since September 1996, he has served as President. From March 1992 to September 1995, Mr. Miller served as Chief Executive Officer of Quantum Corporation. From May 1992, Mr. Miller served as a member of the Board of Directors of Quantum Corporation and from September 1993 to August 1995, he served as Chairman of the Board of Directors. From 1981 to March 1992, he served in various positions at Control Data Corporation, most recently as Executive Vice President and President, Information Services. Mr. Miller is a Director of NVidia Corporation and Innovex, Inc.

    Thomas P. Salice, 39, has served as a Director of the Company since July 1994. Mr. Salice is President and a Director of AEA Investors Inc. ("AEA") and has served with AEA since June 1989. Mr. Salice is a Director of Mettler-Toledo International, Inc. and Manchester Tank & Equipment Company.

REQUIRED VOTE; RECOMMENDATION OF THE BOARD OF DIRECTORS

    With respect to the election of directors of the Company, the affirmative vote of a plurality of shares present in person or represented by Proxy, and entitled to vote on the matter, is necessary for the election of each of the nominees for director listed above. Withholding authority to vote or an instruction to abstain from voting for the election of a nominee will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against election of such nominee. A broker "non-vote" occurs when a broker, dealer, voting trustee, bank, association or other entity that exercises fiduciary powers holding shares for a beneficial owner does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker "non-votes" will not be treated as shares present and entitled to vote on the election of directors of the Company and will have no effect on the outcome of the vote.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE FOR DIRECTOR SET FORTH ABOVE.

2. RATIFICATION OF AUDITORS

    The Board of Directors recommends that the stockholders vote FOR the ratification of the firm of PricewaterhouseCoopers LLP, the present auditors of the Company, as the auditors to audit the financial statements of the Company and certain of its subsidiaries for the fiscal year ending December 31, 1999. It is intended that the Proxies in the form enclosed with this Proxy Statement will be voted for such firm unless stockholders specify to the contrary in their Proxies or specifically abstain from voting on this matter.

    Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

REQUIRED VOTE; RECOMMENDATION OF THE BOARD OF DIRECTORS

    With respect to the ratification of the selection of PricewaterhouseCoopers as auditors for the Company, the affirmative vote of a majority of shares present in person or represented by Proxy, and entitled to vote on the matter, is necessary for approval. Withholding authority to vote or an instruction to abstain from voting on the proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the proposal. Broker "non-votes" will not be treated as shares present and entitled to vote on the proposal and will have no effect on the outcome of the vote.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE FIRM OF PRICEWATERHOUSECOOPERS LLP AS THE AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

3. APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION

GENERAL

    The Company's Second Amended and Restated Certificate of Incorporation, as currently in effect (the "Certificate"), provides that the Company's authorized capital stock shall consist of 50,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), and 5,000,000 shares of Preferred Stock. On February 25, 1999, the Company's Board of Directors approved an amendment to the Certificate (the "Amendment") in order to increase the number of shares of Common Stock authorized for issuance under the Certificate by 50,000,000 shares to a total of 100,000,000 shares. The text of the Amendment is set forth as Exhibit A to this Proxy Statement. On February 25, 1999, the Board of Directors also approved, contingent upon stockholder approval of the Amendment, a two-for-one stock split (to be effected in the form of a stock dividend), to be paid on June 10, 1999 to stockholders of record on May 27, 1999 (the "Stock Split"). If the Amendment is adopted, it will become effective upon the filing of the Amendment with the Delaware Secretary of State.

STOCK SPLIT

    In connection with the Stock Split, each holder of the Company's Common Stock as of May 27, 1999 would receive one additional share for each share held. In addition, the number of shares of Common Stock reserved for issuance or subject to outstanding options under the Company's 1994 Amended and Restated Stock Option Plan, 1996 Long-Term Performance Incentive Plan, 1996 Employee Stock Purchase Plan, 1996 Non-Employee Director Deferred Compensation Plan and 1996 Non-Employee Directors Stock Option Plan (collectively, the "Employee Stock Plans") would increase by 100% (and the exercise prices of outstanding options would correspondingly decrease by 50%). Stockholders are not being asked to vote on the Stock Split, but the Stock Split will not take place unless the authorized number of shares of Common Stock is increased as described in this proposal. If the authorized number of shares of Common Stock is not increased, the Company will not have enough authorized but unissued shares of Common Stock to effect the Stock Split.

CURRENT USE OF SHARES

    As of the Record Date, the Company had approximately XX,XXX,XXX shares of Common Stock outstanding and approximately 7,039,168 shares of Common Stock reserved for issuance under the Company's Employee Stock Plans, of which, approximately 5,020,694 shares are covered by outstanding options and approximately 2,018,474 shares are available for grant or purchase. Therefore, the Company's total share requirement prior to the Stock Split is XX,XXX,XXX shares (the "Share Requirement"). In the event stockholder approval of the proposed Amendment is obtained, following the Stock Split, the Share Requirement would increase to XX,XXX,XXX shares, and, accordingly, the Company would have a total of 100,000,000 authorized and XX,XXX,XXX unissued shares of Common Stock remaining available pursuant to its Certificate.

PURPOSE OF THE PROPOSED AMENDMENT

    The Board of Directors believes that it is in the Company's best interest to declare the Stock Split in order to lower the per share market price of the Company's Common Stock, increase its trading activity and broaden its marketability. The proposed Amendment would provide the Company with a sufficient number of authorized but unissued shares of Common Stock to effect the Stock Split and accomplish other proper corporate purposes that may be authorized in the future. Such future activities may include, without limitation, raising equity capital, adopting additional employee stock plans or reserving additional shares of Common Stock for issuance under its existing Employee Stock Plans, and making acquisitions through the issuance of Common Stock. Other than with respect to the Stock Split, the Board of Directors has no immediate plans, understanding, agreements, or commitments to issue additional shares of Common Stock for any purpose.

    The Board of Directors believes that the proposed increase in the authorized Common Stock will make a sufficient number of shares available, taking into account the Stock Split, should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

POSSIBLE EFFECTS OF THE PROPOSED AMENDMENT

    If the stockholders approve the proposed Amendment, the Board of Directors may cause the issuance of additional shares of Common Stock without further vote of the stockholders except as provided under Delaware corporate law or under the rules of any national securities exchange on which shares of Common Stock of the Company are then listed. Under the Company's Certificate, the Company's stockholders do not have preemptive rights to subscribe to additional securities which may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership of the Company's Common Stock. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders.

    In addition to the corporate purposes discussed above, the proposed Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board of Directors. For example, it may be possible for the Board of Directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized shares of Common Stock to be issued to holders who might side with the Board in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed Amendment may limit the opportunity for the Company's stockholders to dispose of their shares of Common Stock at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed Amendment may have the effect of permitting the Company's current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company's business. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

EFFECT OF THE STOCK SPLIT

    In the event that the proposed Amendment is approved by the stockholders, no change in total stockholders equity will result from the Stock Split. The amount of capital represented by the outstanding shares of Common Stock will be increased by $.01 for each share issued to effect the Stock Split and the Company's Additional Paid-In Capital will be reduced by the same amount. After the Stock Split, purchases and sales of Common Stock by an individual stockholder may be subject to higher brokerage charges and applicable stock transfer taxes than on a pre-split transaction of equivalent market value, due to the greater number of shares of Common Stock involved after the Stock Split. In addition, the Company will incur certain expenses in connection with the Stock Split, such as the cost of preparing and delivering to stockholders new certificates representing additional shares. The Company will receive no additional consideration in connection with the Stock Split.

CERTAIN FEDERAL TAX CONSEQUENCES OF THE STOCK SPLIT

    The following is a brief summary of certain federal tax consequences of the Stock Split. It is not a complete discussion of the possible federal income tax consequences and does not address any state, local or foreign tax consequences. Stockholders are urged to consult their tax advisers. The Company has been advised that, based on current federal tax law, in the event that the Stock Split is approved and consummated, the Stock Split should not result in any gain or loss to the Company or the stockholders for federal income tax purposes. The tax basis of every share of Common Stock held before the Stock Split will be allocated between the two shares of Common Stock held as a result of the Stock Split, and the holding period of the new shares of Common Stock will include the holding period of the shares with respect to which they were issued.

REQUIRED VOTE; RECOMMENDATION OF THE BOARD OF DIRECTORS

    With respect to the amendment of the Company's Certificate, the affirmative vote of a majority of shares outstanding as of the Record Date, and entitled to vote on the matter, is necessary for approval. Withholding authority to vote or an instruction to abstain from voting on the proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the proposal. Broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter, but will have the same effect as a vote against the proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE COMPANY'S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

4. APPROVAL OF THE MANAGEMENT INCENTIVE PLAN

GENERAL

    Section 162(m) of the Internal Revenue Code ("Section 162(m)") generally limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance-based compensation." In order for compensation to qualify as "performance-based compensation", it must meet the following criteria: (i) such compensation must be payable solely on account of the attainment of one or more pre-established, objective performance goals; (ii) the performance goal under which such compensation is paid must be established by a compensation committee composed solely of two or more "outside directors"; (iii) the material terms of the performance goal under which such compensation is paid must be disclosed to and approved by the stockholders before payment; and (iv) the compensation committee must certify that the performance goals have been satisfied before payment. The Company's Management Incentive Plan (the "Plan") satisfies by its terms the requirement set forth in clause (i) above, and the Compensation Committee intends to satisfy the requirements set forth in clauses
(ii) and (iv) above. Accordingly, in order to ensure compliance with Section 162(m), the Company's stockholders are asked to approve the material terms of the Plan described below as such terms apply to the senior executives of the Company. Failure of the stockholders to approve the material terms of the Plan will not prevent the Company from making incentive payments under the Plan in the event that the Company achieves the Performance Objectives. However, the tax deduction for such incentive payments will not be available to the Company to the extent that the annual compensation paid to each senior executive exceeds $1 million.

PURPOSE

    The purpose of the Plan is to promote the interests of the Company and its stockholders by providing certain key employees of the Company with an incentive to (i) join and/or remain in the service of the Company and (ii) maintain and enhance the long-term performance and profitability of the Company.

ADMINISTRATION

    With respect to the Company's senior executives, the Plan is administered by the Compensation Committee. The stockholders are being asked to approve the material terms of the Plan only as such terms pertain to such senior executives (each, a "Participant"). Within the first ninety days of each fiscal year (each a "Plan Year"), the Compensation Committee establishes the performance objective on which each Participant's incentive payment is based (the "Performance Objective"). At the conclusion of each Plan Year, the Compensation Committee reviews the audited results of the Company's performance against each Participant's Performance Objective and determines the incentive payment earned by each Participant.

DURATION

    The Plan may be modified or terminated at any time at the discretion of the Board of Directors. To qualify under Section 162(m) of the Internal Revenue Code, any material modifications of the Plan would require stockholder approval.

DETERMINATION OF INCENTIVE PAYMENT

    Within the first ninety days of each Plan Year, the Compensation Committee establishes a schedule of potential incentive payments for each Participant which are tied to the Company's achievement of certain Performance Objectives. Each Participant becomes eligible to receive an incentive payment if the Company achieves 90% of such Participant's Performance Objective. The amount of the incentive payment increases as the Company achieves a greater percentage of such Participant's Performance Objective. The maximum incentive payment under the Plan may not exceed 300% of the Participant's base salary.

BUSINESS CRITERIA ON WHICH THE PERFORMANCE OBJECTIVES ARE BASED

    The business criteria on which each Participant's Performance Objective is based are determined by the Compensation Committee each Plan Year. Such business criteria may in the future include, but are not limited to, objectively verifiable growth in the Company's financial performance, or objectively verifiable improvement in the Company's income statement or balance sheet position determined based on the Company's audited financial statements and its financial records at the end of each Plan Year.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES UNDER THE PLAN

    The following is a brief summary of certain federal income tax consequences of the payment and receipt of an incentive payment under the Plan. It is not a complete discussion of the possible federal income tax consequences and does not address any state, local or foreign tax consequences. In the tax year during which each Participant receives an incentive payment under the Plan, such Participant recognizes ordinary income in the amount of such incentive payment. The Company generally will have a deduction in the same amount as the ordinary income recognized by each Participant in the Company's tax year in which such incentive payment is accrued by the Company.

REQUIRED VOTE; RECOMMENDATION OF THE BOARD OF DIRECTORS

    With respect to the approval of the material terms of the Plan, the affirmative vote of a majority of shares present in person or represented by Proxy, and entitled to vote on the matter, is necessary for approval. Withholding authority to vote or an instruction to abstain from voting on the proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the proposal. Broker "non-votes" will not be treated as shares present and entitled to vote on the proposal and will have no effect on the outcome of the vote.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE MATERIAL TERMS OF THE COMPANY'S MANAGEMENT INCENTIVE PLAN.

5. OTHER BUSINESS

    The Board of Directors does not know of any other business to be presented at the Annual Meeting of Stockholders. If any other matters properly come before the meeting, however, it is intended that the persons named in the enclosed form of Proxy will vote said Proxy in accordance with their best judgment.

                      DIRECTORS MEETINGS AND COMPENSATION

DIRECTORS MEETINGS

    The Board of Directors held five meetings during the year ended December 31, 1998. The Audit Committee, which currently consists of Messrs. Bekenstein, Caldwell and Salice, oversees the activities of the Company's independent auditors and recommends the engagement of auditors. The Compensation Committee, which currently consists of Messrs. Conard, Salice and Miller, approves the compensation of executives of the Company, makes recommendations to the Board of Directors with respect to standards for setting compensation levels and administers the Company's incentive plans. There is no standing nominating committee. During fiscal year 1998, each of the Company's directors participated in excess of 75% of the aggregate of the meetings of the Board of Directors and the meetings of committees of the Board of Directors of which such director was a member. During fiscal year 1998, the Compensation Committee met four times and the Audit Committee met two times.

COMPENSATION OF DIRECTORS

    Directors who are full-time employees of the Company receive no additional compensation for serving on the Board of Directors or its committees. In 1998, outside Directors each received a retainer of $17,500 for the year, $1,000 for each Board meeting attended, $750 for each committee meeting attended and an annual grant of 1,000 options under the Company's 1996 Non-Employee Director Stock Option Plan. In 1999, outside Directors each will receive a retainer of $20,000 for the year (other than the Chairman who, if an outside Director, will receive an annual fee of $30,000), $1,000 for each Board meeting attended, $750 for each committee meeting attended and an annual grant of 1,000 stock options under the 1996 Non-Employee Director Stock Option Plan. All directors are reimbursed for expenses incurred in connection with their attendance at meetings.

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table discloses, for the fiscal years indicated, individual compensation information on Mr. Berthiaume and the four other most highly compensated executive officers (collectively, the "named executives") who were serving as executive officers at the end of fiscal year 1998.

                              ANNUAL COMPENSATION

                                                                                    SECURITIES
                                                                                    UNDERLYING     ALL OTHER
                                                               SALARY      BONUS      OPTIONS    COMPENSATION
NAME AND PRINCIPAL POSITION                     FISCAL YEAR      ($)        ($)         (#)           ($)
---------------------------------------------  -------------  ---------  ---------  -----------  -------------
Douglas A. Berthiaume........................         1998      450,008    645,750(1)     50,000      36,179(2)(3)(4)
  Chairman, President and Chief                       1997      400,000    490,000(5)     45,000      29,484(7)
  Executive Officer                                   1996      299,990    352,200(6)     38,500      22,696(7)

Arthur G. Caputo.............................         1998      210,002    272,160(1)     30,000      15,902(2)(3)(4)
  Senior Vice President,                              1997      184,990    200,836(5)     27,000      12,967(7)
  Sales and Marketing                                 1996      160,004    164,480(6)     22,000      11,446(7)

Thomas W. Feller.............................         1998      199,992    259,200(1)     30,000      17,511(2)(3)(4)
  Senior Vice President, Operations                   1997      184,990    200,836(5)     27,000      15,310(7)
                                                      1996      160,004    164,480(6)     22,000      13,655(7)

John R. Nelson...............................         1998      220,012    285,120(1)     30,000      16,441(2)(3)(4)
  Senior Vice President, Operations                   1997      190,008    206,264(5)     27,000      12,712(7)
  Research and Development                            1996      164,996    169,620(6)     22,000      11,053(7)

Philip S. Taymor.............................         1998      210,002    272,160(1)     30,000      15,307(2)(3)(4)
  Senior Vice President, Finance and                  1997      184,990    200,836(5)     27,000      12,289(7)
  Administration and Chief Financial                  1996      160,004    164,480(6)     22,000      10,582(7)
  Officer

------------------------

(1) Reflects bonus earned under the Company's Management Incentive Plan in 1998 which was paid in 1999.

(2) Includes amounts contributed for the benefit of the named executive under the Waters 401(k) Restoration Plan in 1998 as follows: Mr. Berthiaume $28,304, Mr. Caputo $9,803, Mr. Feller $9,045, Mr. Nelson $10,492 and Mr.
    Taymor $9,803.

(3) Includes amounts contributed for the benefit of the named executive under the Waters Employee Investment Plan in 1998 as follows: Mr. Berthiaume $4,569, Mr. Caputo $4,662, Mr. Feller $4,731, Mr. Nelson $4,662 and Mr.
    Taymor $4,662.

(4) Includes amounts contributed for the benefit of the named executive under group term life insurance coverage in 1998 as follows: Mr. Berthiaume $3,306, Mr. Caputo $1,437, Mr. Feller $3,735, Mr. Nelson $1,287 and Mr.
    Taymor $842.

(5) Reflects bonus earned under the Company's Management Incentive Plan in 1997 which was paid in 1998.

(6) Reflects bonus earned under the Company's Management Incentive Plan in 1996 which was paid in 1997.

(7) Reflects amounts contributed for the benefit of the named executive in 1997 and 1996, respectively, under the Waters 401(k) Restoration Plan, the Waters Employee Investment Plan and for group term life insurance coverage.

OPTION GRANTS IN FISCAL YEAR 1998

    The following table shows information regarding stock option grants to the named executives in fiscal year 1998:

                                             INDIVIDUAL GRANTS
                                -------------------------------------------       POTENTIAL REALIZABLE VALUE AT
                                                 PERCENT OF                       ASSUMED ANNUAL RATES OF STOCK
                                 SECURITIES         TOTAL                            PRICE APPRECIATION FOR
                                 UNDERLYING        OPTIONS                             10-YEAR OPTION TERM
                                   OPTIONS         GRANTED       EXERCISE    ---------------------------------------
                                   GRANTED      TO EMPLOYEES       PRICE     EXPIRATION
             NAME                  (#)(1)      IN FISCAL YEAR   (PER SHARE)     DATE           5%           10%
------------------------------  -------------  ---------------  -----------  -----------  ------------  ------------
Douglas A. Berthiaume.........       50,000            9.48%     $   78.75     12/10/08   $  2,476,273  $  6,275,361
Arthur G. Caputo..............       30,000            5.69%     $   78.75     12/10/08   $  1,485,764  $  3,765,217
Thomas W. Feller..............       30,000            5.69%     $   78.75     12/10/08   $  1,485,764  $  3,765,217
John R. Nelson................       30,000            5.69%     $   78.75     12/10/08   $  1,485,764  $  3,765,217
Philip S. Taymor..............       30,000            5.69%     $   78.75     12/10/08   $  1,485,764  $  3,765,217

------------------------

(1) Each option becomes exercisable with respect to 20% of the shares subject to the option on each of December 10, 1999, December 10, 2000, December 10, 2001, December 10, 2002 and December 10, 2003.

AGGREGATED OPTION EXERCISES, HOLDINGS AND YEAR END VALUES FOR FISCAL YEAR 1998

    The following table shows information regarding (i) the number of shares of Common Stock acquired upon exercise by the named executives of stock options in 1998 and the value realized thereby and (ii) the number and value of any unexercised stock options held by such executives as of December 31, 1998:

                                                                                         VALUE OF UNEXERCISED
                                                              NUMBER OF SECURITIES      IN-THE-MONEY OPTIONS AT
                                    SHARES                   UNDERLYING UNEXERCISED     FY-END CLOSING PRICE OF
                                 ACQUIRED ON      VALUE       OPTIONS AT FY-END (#)             $87.25
             NAME                EXERCISE (#)    REALIZED    EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
-------------------------------  ------------  ------------  -----------------------  ---------------------------
Douglas A. Berthiaume..........       50,000   $  3,766,500       1,091,103/317,637    $  80,986,557/$18,742,119
Arthur G. Caputo...............      126,340   $  7,306,579         303,100/140,970    $   21,703,055/$7,592,125
Thomas W. Feller...............      170,567   $  9,168,068         233,173/140,970    $   16,281,180/$7,592,125
John R. Nelson.................      111,050   $  5,811,578         289,440/140,970    $   20,659,740/$7,592,125
Philip S. Taymor...............      100,000   $  4,884,935         290,740/140,970    $   20,862,139/$7,592,125

WATERS CORPORATION RETIREMENT PLANS

    Substantially all full-time United States employees of Waters participate in the Waters Corporation Retirement Plan (the "Retirement Plan"), a defined benefit pension plan intended to qualify under Section 401(a) of the Internal Revenue Code (the "Code"). The Retirement Plan is a cash balance plan whereby each participant's benefit is determined based on annual pay credits and interest credits made to each participant's notional account. In general, a participant becomes vested under the Retirement Plan upon completion of five years of service. The normal retirement age under the plan is age 65.

    Pay credits range from 4.0% to 9.5% of compensation, depending on the participant's amount of compensation and length of service with the Company. Compensation refers to pension eligible earnings of the participant (limited to $160,000 for 1998), which includes base pay, overtime, certain incentive bonuses, commissions and pre-tax deferrals, but excludes special items such as stock awards, moving expense reimbursements and employer contributions to retirement plans. Interest credits are based on the one year constant maturity Treasury bill rate on the last day of the preceding plan year plus 0.5%, subject to a 5% minimum and a 10% maximum rate.

    The Company also maintains a non-qualified, supplemental plan which provides benefits that would be paid by the Retirement Plan except for limitations on pensionable pay and benefit amounts currently imposed by the Code.

    The aggregate estimated annual benefit payable from the Retirement Plan and supplemental plan combined to Messrs. Berthiaume, Caputo, Feller, Nelson and Taymor upon normal retirement is $151,000, $90,000, $33,000, $57,000 and
$117,000, respectively. As of December 31, 1998, Messrs. Berthiaume, Caputo, Feller, Nelson and Taymor had approximately 18, 21, 22, 22 and 18 years of credited service, respectively, under the Retirement Plan.

    The aggregate estimated annual normal retirement benefits are based on actual 1998 eligible compensation, including bonus paid in 1998. Future eligible compensation is assumed to equal January, 1999 rate of pay and future interest credits are assumed to be 5.0%.

COMPENSATION COMMITTEE INTERLOCKS

    The Compensation Committee currently consists of Mr. Edward Conard, Mr. Thomas Salice and Mr. William Miller. Prior to the Company's initial public offering, each of Mr. Conard and Mr. Salice also served as an officer of the Company.

COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors is responsible for administering the compensation of senior executives of the Company and is comprised of three independent non-employee directors.

    The Committee's compensation philosophy is to focus management on achieving financial and operating objectives which provide long-term stockholder value. The Company's executive compensation programs are designed to align the interest of senior management with those of the Company's stockholders. There are three key components of executive compensation: base salary, senior management incentive bonus (annual incentive), and long-term performance incentive. It is the intent of these programs to attract, motivate and retain senior executives. It is the philosophy of the Compensation Committee to allocate a significant portion of cash compensation to variable performance-based compensation in order to reward executives for high achievement.

  BASE SALARY

    The salaries for senior executives are reviewed annually and are based upon a combination of factors including past individual performance, competitive salary levels and an individual's potential for making significant contributions to future Company performance. Increases to senior executives' base salaries in fiscal year 1998 were determined by the Committee after subjective consideration of the Company's financial performance in fiscal year 1997, individual position and responsibilities, and general and industry market surveys for comparable positions.

  ANNUAL INCENTIVE

    The Management Incentive Plan, the annual incentive award plan described above, is the variable pay program for officers and other senior executives of the Company. The purpose of the Management Incentive Plan is to provide added motivation and direction to senior executives to achieve operating results based on operating budgets established at the beginning of the year. The Compensation Committee evaluates the audited results of the Company's performance against previously established performance targets in order to determine the individual bonuses under the Management Incentive Plan. The Company achieved a level of performance required to pay bonuses for fiscal year 1998 based upon overall Company performance.

  1996 LONG-TERM PERFORMANCE INCENTIVE PLAN

    Stock options are an important component of senior executive compensation and the 1996 Long-Term Performance Incentive Plan has been designed to motivate senior executives and other key employees to contribute to the long-term growth of stockholder value. Under the Long-Term Performance Incentive Plan and the 1994 Amended and Restated Stock Option Plan, stock options were granted to the Company's senior executives and other key individuals. The Compensation Committee authorizes awards under the plan based upon recommendations from the Company's Chief Executive Officer.

  OTHER COMPENSATION

    The Company's senior executives are also eligible to participate in other compensation plans that are generally offered to other employees, such as the Company's investment and savings plan, retirement plan, the employee stock purchase plan and the supplemental employee retirement plan.

  CHIEF EXECUTIVE COMPENSATION

    Mr. Berthiaume's 1998 annual base salary was based on the Compensation Committee's (the "Committee") evaluation of the Company's overall performance and the salaries and compensation practices of peer companies of comparable size. After considering these factors, the Committee elected to increase Mr. Berthiaume's annual base salary for fiscal year 1998 to $450,000. Under the Management Incentive Plan, the Compensation Committee awarded Mr. Berthiaume a bonus of $645,750 for fiscal year 1998 based upon the Company's performance as compared to pre-established criteria and targets. Mr. Berthiaume received a stock option grant of 50,000 shares based on the subjective consideration described under the Long Term Performance Incentive Plan.

  LIMIT ON DEDUCTIBLE COMPENSATION

    The Compensation Committee has considered the application of Section 162(m) of the Internal Revenue Code to the Company's compensation practices. As stated above, Section 162(m) generally limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as performance-based compensation. Other than $131,937 paid to Mr. Berthiaume under the Company's Management Incentive Plan which the Committee does not consider material, the annual cash compensation paid to individual executives during fiscal year 1998 did not reach the $1 million threshold. It is believed that the stock incentive plans of the Company qualify as performance-based compensation. In order to ensure that cash compensation paid to senior executives under the Company's Management Incentive Plan qualifies as performance-based compensation in the future, the Board of Directors has asked that the shareholders approve the material terms of the Management Incentive Plan. The Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Company's compensation practices and the effect of
Section 162(m).

       Mr. Edward Conard        Mr. Thomas Salice       Mr. William Miller

PERFORMANCE GRAPH

    The following graph compares the cumulative total return on $100 invested on November 17, 1995 (the first day of public trading of the Common Stock) through December 31, 1998 (the last day of public trading of the Common Stock in fiscal year 1998) in the Common Stock of the Company, the NYSE Market Index and the SIC Code 3826 Index. The return of the indices is calculated assuming reinvestment of dividends during the period presented. The Company has not paid any dividends since its initial public offering. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                  COMPARISON OF CUMULATIVE TOTAL RETURN SINCE
               THE DATE OF THE COMPANY'S INITIAL PUBLIC OFFERING,
                  NOVEMBER 17, 1995, AMONG WATERS CORPORATION,
          NYSE MARKET INDEX AND SIC CODE 3826--ANALYTICAL INSTRUMENTS
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                  DOLLARS                       WATERS CORPORATION
11/17/95                                                        100.00
12/29/95                                                        120.66
12/31/96                                                        200.83
12/31/97                                                        252.07
12/31/98                                                        576.86
ASSUMES $100 INVESTED ON NOV. 17, 1995
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 1998

                  DOLLARS                          SIC CODE INDEX LABORATORY ANALYTICAL INSTRUMENTS            NYSE MARKET INDEX
11/17/95                                                                                            100.00                   100.00
12/29/95                                                                                            108.68                   102.31
12/31/96                                                                                            130.06                   123.24
12/31/97                                                                                            154.29                   162.13
12/31/98                                                                                            193.75                   192.92
ASSUMES $100 INVESTED ON NOV. 17, 1995
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 1998

COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE
COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS

                                                                              FISCAL YEAR ENDING
                                                        ---------------------------------------------------------------
                 COMPANY/INDEX/MARKET                   11/17/1995   12/29/1995   12/31/1996   12/31/1997   12/31/1998
                                                        -----------  -----------  -----------  -----------  -----------

Waters Cp.............................................      100.00       120.66       200.83       252.07       576.86

Analytical Instruments................................      100.00       108.68       130.06       154.29       193.75

NYSE Market Index.....................................      100.00       102.31       123.24       162.13       192.92

Note: Base price date is 11/17/1995

Source: Media General Financial Services
      P.O. Box 85333
      Richmond, VA 23293
      Phone: 1-(800) 446-7922 Fax: 1-(804) 649-6826

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The table below sets forth certain information regarding beneficial ownership of Common Stock as of March 25, 1999, by each person or entity known to the Company who owns of record or beneficially five percent or more of the Common Stock, by each named executive officer and director nominee and all executive officers and director nominees as a group.

                                                                                                    PERCENTAGE OF
                                                                             NUMBER OF SHARES        OUTSTANDING
  NAME                                                                      OF COMMON STOCK(1)     COMMON STOCK(1)
--------------------------------------------------------------------------  -------------------  -------------------
5% STOCKHOLDERS
  FMR Corp................................................................        3,910,700                    %
    82 Devonshire Street
    Boston, Massachusetts 02109
  Putnam Investments, Inc.................................................        3,130,049                    %
    One P.O. Box Square
    Boston, Massachusetts 02109
  Pilgrim Baxter & Associates, Ltd........................................        1,699,000                    %
    825 Duportail Road
    Wayne, Pennsylvania 19087
DIRECTORS AND EXECUTIVE OFFICERS
  Douglas A. Berthiaume (2)(3)............................................        1,746,149                    %
  Arthur G. Caputo (2)(12)................................................          437,104                    %
  Thomas W. Feller (2)(4).................................................          259,936                    %
  John R. Nelson (2)......................................................          321,265                    %
  Philip S. Taymor (2)(5)(6)..............................................          358,600                    %
  Joshua Bekenstein (2)(7)(8).............................................            1,935                   *
  Michael J. Berendt, Ph.D. (2)...........................................            1,000                   *
  Philip Caldwell (2)(7)(8)(9)............................................           34,324                   *
  Edward Conard (2)(7)(10)................................................            2,386                   *
  Dr. Laurie H. Glimcher (2)..............................................            1,000                   *
  William J. Miller (2)(7)(10)............................................            1,289                   *
  Thomas P. Salice (2)(7)(8)(10)(11)......................................           11,946                   *
  All Directors and Executive Officers as a group (14 persons)............        3,879,296

------------------------

 *  represents less than 1% of the total.

 1. Figures are based upon xxxxxxxx shares of Common Stock outstanding as of March 25, 1999. The figures assume exercise by only the stockholder or group named in each row of all options for the purchase of Common Stock held by such stockholder or group which are exercisable within 60 days of March 25, 1999.

 2. Includes share amounts which the named individuals have the right to acquire through the exercise of options which are exercisable within 60 days of March 25, 1999 as follows: Mr. Berthiaume 1,091,103, Mr. Caputo 303,100, Mr. Feller 173,173, Mr. Nelson 261,940, Mr. Taymor 215,740, Mr. Bekenstein 1,200, Mr. Berendt 1,000, Mr. Caldwell 1,200, Mr. Conard 1,200, Dr. Glimcher 1,000, Mr. Miller 1,000 and Mr. Salice 1,200.

 3. Includes 17,250 shares held by Mr. Berthiaume's wife, 6,313 shares held in a family trust, 6,969 shares held in Mr. Berthiaume's 401K Plan and 1,381 shares held in the GST Trust account. Mr. Berthiaume disclaims beneficial ownership for the shares held by his wife and the shares held in the GST Trust account. The trustees of the GST Trust are his spouse and another reporting person of the Company.

 4. Includes 19,917 shares held by Mr. Feller's wife, for which shares he disclaims beneficial ownership.

 5. Includes 19,355 shares held by Mr. Taymor's wife, for which shares he disclaims beneficial ownership.

 6. Reporting person was named a trustee of a trust established by another reporting person of the Company.

 7. Reporting person elected to receive deferred compensation in the form of phantom stock: Mr. Bekenstein 734.8 shares, Mr. Caldwell 1,342.5 shares, Mr. Conard 1,186.4 shares, Mr. Miller 289.2 shares and Mr. Salice 602.1 shares.

 8. Member of the Audit Committee.

 9. Includes 31,782 shares held in trust for Mr. Caldwell's wife, for which shares he disclaims beneficial ownership.

10. Member of the Compensation Committee.

11. Transferred shares to an account held in joint custody with his spouse.

12. Includes 13,643 shares held in Mr. Caputo's 401K Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EMPLOYMENT AGREEMENTS

    None of the executive officers have employment agreements with the Company or any of its affiliates. None of them have any agreements entitling them to termination or severance payments upon a change in control of the Company nor a change in the named executive's responsibilities following a change of control. However, each of the named executive officers is party to a Management Subscription Agreement with the Company pursuant to which each named executive officer has purchased shares of Common Stock in the Company. Each executive officer is also the grantee of certain stock options from the Company under one or more Stock Option Agreements. Pursuant to the terms of such agreements, the stock purchased under such agreements or available upon exercise of the options may be subject to repurchase by the Company at the end of such executive's employment with the Company. The Management Subscription Agreements and the Stock Option Agreements also impose certain additional restrictions upon the executive, including confidentiality obligations, assignment of the benefit of inventions and patents to the Company, a requirement that the executive devote his or her exclusive business time to the Company, and noncompete restrictions which extend in certain cases, depending on the basis on which his or her employment is terminated, for a period of up to 24 months following his or her termination date.

LOANS TO EXECUTIVE OFFICERS

    The Company has made loans, in an aggregate principal amount of $2,342,332 to certain executive officers of the Company. These loans are full recourse loans and are secured by a pledge of certain of the shares of Common Stock owned by such executive officers. Thomas W. Feller, Senior Vice President, Operations, repaid loans amounting to $280,442 during 1998 which reduced the aggregate principal amount outstanding to $2,061,890. The following executive officers' loans are as of December 1, 1995, bear interest at 5.83% and have a maturity date of December 1, 2000: Douglas A. Berthiaume, Chairman, President and Chief Executive Officer, $650,919; Arthur G. Caputo, Senior Vice President, Sales and Marketing, $245,825; Brian K. Mazar, Vice President, Human Resources and Investor Relations, $247,843; John R. Nelson, Senior Vice President, Research and Development, $204,854; Devette Russo, Vice President, Chromatography Chemistry Division, $211,190; and Philip S. Taymor, Senior Vice President, Finance and Administration and Chief Financial Officer, $245,825. The following executive officers' loans are as of January 8, 1996, bear interest at 5.65% and have a maturity date of January 8, 2001: Mr. Berthiaume $92,939, Mr. Caputo $34,629, Mr. Mazar $34,629, Mr. Nelson $28,858, Ms. Russo $29,750 and Mr. Taymor
$34,629.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company has entered into agreements to provide indemnification for its directors and executive officers in addition to the indemnification provided for in the Company's Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The federal securities laws require the Company's directors and officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission, the New York Stock Exchange and the Secretary of the Company initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. One of the Company's Officers, Brian K. Mazar, filed one report with respect to two transactions late during the fiscal year ended December 31, 1998.

    Except for the foregoing, to the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998 all of the Company's officers, directors and greater-than-ten-percent beneficial owners made all required filings under
Section 16(a).

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders to be presented at the 2000 Annual Meeting of Stockholders must be received by the Secretary of the Company by November 4, 1999 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. It is anticipated that the 2000 Annual Meeting will be scheduled on or about May 4, 2000.

                                                                       EXHIBIT A

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                    * * * *

    WATERS CORPORATION, a Delaware corporation (the "Corporation"), does hereby certify pursuant to Section 242 of the General Corporation Law of the State of Delaware, that:

    FIRST: By vote of the Board of Directors of the Corporation, at a duly called Regular Meeting of the Board, a resolution was duly adopted setting forth the following proposed amendment to the Certificate of Incorporation of the Corporation and directing the holders of Common Stock of the Corporation to consider said amendment at the Annual Meeting of Stockholders.

    The total number of shares of all classes which the Corporation shall have the authority to issue is One Hundred Five Million (105,000,000) shares, all with a par value of One Cent ($.01) per share, of which Five Million (5,000,000) shares shall be designated as Preferred Stock, and One Hundred Million (100,000,000) shares shall be designated as Common Stock.

    SECOND: Thereafter at the Annual Meeting of Stockholders, pursuant to said resolution of the Board of Directors, by vote of the holders of record of at least a majority of the issued and outstanding shares of Common Stock, par value $.01 per share, of the Corporation, representing not less than the minimum number of votes necessary to authorize and take the actions set forth therein, said amendment was duly adopted.

    THIRD:  Said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, Waters Corporation has caused this certificate to be
signed by             , its       , and attested by             , its Secretary,
as of this   day of April, 1999.

                                                     WATERS CORPORATION

                                                     By:
                                                                ---------------------------------------
                                                                [            ]

ATTEST:

By:
           ---------------------------------------
           Secretary

1444-PS-99